ADDENDUM TO MANAGEMENT AGREEMENT


     This Addendum, dated as of May 1, 1996, supplements the Management Agreement (the "Agreement") dated as of August 1, 1994, by and between TCI Portfolios, Inc. ("TCIP") and Investors Research Corporation ("IRC").

     IN CONSIDERATION of the mutual promises and conditions herein contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

     1. IRC shall manage the following series (the "New Series") of shares to be issued by TCIP, and for such management shall receive the Applicable Fee set forth below:

                Name of Series            Applicable Fee

                  TCI Value                   1.00%

     2. IRC shall manage the New Series in accordance with the terms and conditions specified in the Agreement for its existing management responsibilities.

     IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.


Attest:                                     TCI PORTFOLIOS, INC.

/s/ Patrick A. Looby                        /s/ James E. Stowers III
Patrick A. Looby                            James E. Stowers III
Secretary                                   President



Attest:                                     INVESTORS RESEARCH CORPORATION

/s/ William M. Lyons                        /s/ James E. Stowers III
William M. Lyons                            James E. Stowers III
Secretary                                   President